Exhibit 99.1

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris

317.263.7711

Media

SIMON PROPERTY GROUP ELECTS LARRY GLASSCOCK

TO BOARD OF DIRECTORS

Indianapolis, Indiana — March 16, 2010…..Simon Property Group, Inc. (NYSE:SPG) announced today that Larry C. Glasscock, former Chairman of the Board of Directors of WellPoint, Inc., has been appointed to its Board of Directors.

“We are delighted to welcome Larry Glasscock to the Simon board of directors,” said David Simon, Chairman of the Board of Directors. “Larry’s experience in guiding the nation’s leading health benefits company and his service on other boards will make him a valuable contributor to our board.”

Prior to his retirement, Mr. Glasscock served as the Chairman of WellPoint, Inc., a healthcare insurance company, from November 2005 to March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 until July 2007.  Mr. Glasscock served as Chairman, President and Chief Executive Officer of Anthem, Inc. from May 2003 to November 2004 and served as President and Chief Executive Officer of Anthem, Inc. from July 2001 to May 2003. Mr. Glasscock is currently a director of Zimmer Holdings, Inc. and Sprint Nextel Corporation.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company.  The Company is a fully integrated real estate company which operates from five retail real estate platforms:  regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties.  It currently owns or has an interest in 382 properties comprising 261 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.